Exhibit 99.1
AMDL ANNOUNCES LETTER OF INTENT TO ACQUIRE TWO
CHINESE PHARMACEUTICAL FIRMS
TUSTIN, Calif., November 22, 2005. AMDL, Inc. (AMEX: ADL), developer and marketer of test for the early detection of cancer and other serious diseases, announced today that it has entered into a letter of intent with Jade Capital Group, Ltd., a Hong Kong company, to acquire two Peoples Republic of China based pharmaceutical companies for up to 13,215,000 shares of AMDL common stock.
The number of shares to be issued in exchange for the stock of the two companies is dependent on the companies meeting certain financial tests for the period ending December 31, 2005. The two pharmaceutical firms manufacture a number of products, including injectables and tablets. Revenues from the two firms to be acquired are expected to be an aggregate of (U.S.) $6 million for the 12 months ending December 31, 2005.
“We are very excited with the opportunities this transaction offers to both our company and our shareholders,” said Gary Dreher President and CEO of AMDL. “This acquisition is anticipated to create a lower risk, broader operating business that takes advantage of China’s growing pharmaceutical industry.
Jade’s business activities in China provide access to the fastest growing pharmaceutical market in the world and an ideal platform to introduce our DR-70® cancer test kit, Mr. Dreher said. Jade currently has various therapeutic products under development including a liver cancer treatment technology in phase 3 development. This new product is anticipated to be added to AMDL’s CIT (Combination Immune Therapy) technology in order to create a broader, cancer focused, product line. These technologies are synergistic to the main focus of AMDL, which remains the monitoring and treatment of cancer.
Frank Zhen, Executive Director of Jade Capital Group, said that “We share AMDL’s excitement and look to a strong future together. The transaction will provide a unique opportunity to introduce our products to the U.S. and world markets and to exploit the AMDL’s proprietary technology in China.”
The transaction is subject to AMDL stockholder approval and other conditions to be set forth in the definitive agreement, which is expected to be finalized by mid December and the acquisition is anticipated to close in April 2006.
About AMDL
AMDL, Inc. (Amex: ADL), headquartered in Tustin, California, is a theranostics company, involved in the detection and treatment of the same disease, cancer. AMDL is the inventor, developer and worldwide marketer through exclusive distribution agreements of the DR-70® non-invasive cancer blood test, which has demonstrated its ability to detect the presence in humans of up to 13 cancers 84 percent of the time overall. In a study published in the Journal of Immunoassay (1998, vol. 19, pp 63-72) DR-70® was shown to detect at least 13 different types of cancer (lung, breast, stomach, liver, colon, rectal, ovarian, esophageal, cervical, trophoblastic, thyroid, malignant lymphoma, pancreatic) although the sample size for 9 of the cancers was not statistically significant. Clinical trials of DR-70® have been conducted in Canada, China, Germany, Taiwan and Turkey. DR-70® can detect many kinds of cancer using a single tube of blood, eliminating the need for costly, multiple tests. AMDL also owns a combination immunogene therapy technology that is a possible treatment for those already diagnosed with cancer and could eventually be used as a vaccine to protect patients known to be at risk because of a family history for certain types of cancer. The combination therapy both builds the body’s immune system and destroys cancer cells. More information about AMDL and its additional products can be obtained at www.amdl.com.
Forward-Looking Statements
We intend that the statements in this press release that are not historical constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21 of the Securities Exchange Act of 1934, as amended and are subject to numerous risks and uncertainties, including the risks (i) that the transaction described may not be completed when expected, or at all, (ii) the risk that the terms of the definitive acquisition agreements may materially differ from that disclosed herein, (iii) the risks related to the inability to obtain or meet conditions imposed for, governmental and other approvals of the transaction, including the approval by the stockholders of AMDL, (iv) risks related to the uncertainty surrounding the transaction and transactions of this type and (v) the costs related thereto. In addition, these forward-looking statements are subject to the other risks of AMDL’s business, including, but not limited to, (a) AMDL’s failure to complete successfully the development of new or enhanced products, (b) AMDL’s future capital needs, (c) the lack of market demand for any new or enhanced products that AMDL may develop, (d) the lack of market acceptance of AMDL’s products and its limited revenues to date, (e) the success of competitive products, other economic factors affecting AMDL and its markets, and (f) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release in the event of new circumstances or unanticipated events that may occur in the future.